Exhibit 99.1

HyreCar Announces Second Quarter 2020 Results

August 13, 2020

Revenue increases 47% to $5.6 million and Adjusted EBITDA improves by $1.6M sequentially from the first quarter

LOS ANGELES--(BUSINESS WIRE)--Aug. 13, 2020-- HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing and delivery, today reported financial results and provided a corporate update for the second quarter ended June 30, 2020.

“HyreCar’s second quarter revenues grew 47%, year-over-year, and down modestly sequentially, to $5.6 million. For a quarter that included our lowest rental weeks, and the full effect of the nation’s COVID shutdown, we believe that this shows the leverage and growth capabilities of HyreCar’s platform,” said Joe Furnari, Chief Executive Officer of HyreCar. “We are very happy that our weekly rental days are approximately 22,000 - and have exceeded the pre-COVID highs in March. We believe that the combination of states reopening for ride-share and the increase in demand for delivery services, reflected in our weekly rental numbers, should allow us to continue to see steady sequential revenue growth in the coming quarters.”

Second Quarter 2020 Highlights

●	Revenue was $5.6 million, compared to $3.8 million in 2019, an increase of 47%. This was down a modest 3% sequentially from $5.8 million in the first quarter of 2020.

●	Adjusted EBITDA of ($1.7 million) or ($0.10) per share, compared to ($1.4 million) or ($0.12) per share in the second quarter of 2019 and a sequential improvement of $1.6 million over the ($3.3 million) or ($0.20) per share in the first quarter of 2020.

●	Rental days improved modestly to over 230,000 in Q2 2020 from 229,000 in Q1 2020, despite containing our lowest rental weeks of the year.

●	Weekly rental days have rebounded from a floor of 14,000 in early April to now almost 22,000 in early August (see table below).

●	60% of HyreCar Drivers rely on Delivery Services as the main source of income.

Second Quarter 2020 Financial Discussion

Total revenue in the second quarter of 2020 increased 47%, to a record $5.6 million, compared to $3.8 million in the second quarter of 2019. Revenue growth in the second quarter was primarily driven by increased numbers of weekly rentals and the expansion to delivery in the quarter that helped weekly rental numbers rebound to pre-COVID levels.

Total operating expenses, consisting of sales and marketing, general and administrative, and research and development expenses, were $6.4 million in the second quarter of 2020, compared to $3.8 million in the second quarter of 2019. This was primarily due to increased Marketing and Sales expenses, as well as General and Administrative expenses, to support higher levels of revenue. Approximately $2.1 Million of this quarterly operating expense was due to Non-Cash Stock-Based Compensation which was mostly one-time in nature to settle prior legal and other expenses in lieu of cash and to increase option pool availability for employees, so cash operating expenses for the quarter were approximately $4.3 Million.

Net loss in the second quarter of 2020 totaled $3.9 million or ($0.22) per share, compared to a net loss of $2.0 million or ($0.17) per share in the same period the prior year.

Adjusted EBITDA for the second quarter was ($1.7 Million) or ($0.10) per share after adding back Stock-Based Compensation, although this was a decrease from ($1.4 Million) or ($0.12) per share the prior year, it was a significant sequential improvement from ($3.3 Million) in the prior quarter ended March 31, 2020.

Cash on the balance sheet at June 30, 2020 totaled $7.2 million, a decrease of less than $700,000 from the $7.8 Million on the balance sheet at March 31, 2020 following the receipt of the $2 million PPP Loan from our primary banking partner JPMorgan Chase on April 13, 2020.

Conference Call

Management will host an investor conference call at 1:30 p.m. PT (4:30 p.m. ET) on Thursday, August 13, 2020 to discuss HyreCar’s second quarter 2020 financial results, provide a corporate update, and conclude with Q&A from participants. To participate in the call, please dial (866) 670-5260 (domestic) or (409) 217-8773 (international). The conference code is 3076715. This call is being webcast and can be accessed on the Investor Relations section of Hyrecar’s website at: https://ir.hyrecar.com/.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Weekly Rental Days Update

Begin Date	End Date	Weekly Rental Days
12/30/19	1/5/20	16,912
1/6/20	1/12/20	16,995
1/13/20	1/19/20	17,156
1/20/20	1/26/20	17,271
1/27/20	2/2/20	17,447
2/3/20	2/9/20	17,804
2/10/20	2/16/20	17,923
2/17/20	2/23/20	18,352
2/24/20	3/1/20	19,942
3/2/20	3/8/20	20,071
3/9/20	3/15/20	19,580
3/16/20	3/22/20	16,280
3/23/20	3/29/20	14,319
3/30/20	4/5/20	14,141
4/6/20	4/12/20	14,602
4/13/20	4/19/20	15,800
4/20/20	4/26/20	15,961
4/27/20	5/3/20	16,808
5/4/20	5/10/20	17,293
5/11/20	5/17/20	17,776
5/18/20	5/24/20	18,317
5/25/20	5/31/20	18,553
6/1/20	6/7/20	19,247
6/8/20	6/14/20	19,587
6/15/20	6/21/20	19,874
6/22/20	6/28/20	20,550
6/29/20	7/5/20	21,401
7/6/20	7/12/20	21,431
7/13/20	7/19/20	21,712
7/20/20	7/26/20	21,987
7/27/20	8/2/20	21,607

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing and food and package delivery in all 50 states and the District of Columbia via its proprietary technology platform. The Company has established a leading presence in Transportation as a Service (TaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from TaaS. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Non-GAAP Financial Information

To supplement HYRE’s financial information presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), HYRE presents certain financial measures that are not prepared in accordance with GAAP, specifically adjusted EPS. These non-GAAP financial measures, which are defined below, should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

HYRE is presenting these non-GAAP financial measures to assist investors in seeing HYRE’s operating results through the eyes of management and because HYRE believes that these measures provide a useful tool for investors to use in assessing HYRE’s operating performance against prior period operating results and against business objectives. HYRE uses the non-GAAP financial measures in evaluating its operating results and for financial and operational decision-making purposes.

The accompanying tables provide more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. HYRE has not reconciled adjusted EPS guidance to GAAP net income or GAAP net income per diluted share, respectively, because HYRE does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and/or GAAP net income per diluted share cannot be reasonably predicted at this time, HYRE is unable to provide such guidance. Accordingly, a reconciliation to GAAP net income or GAAP net income per diluted share is not available without unreasonable effort.

Reconciliation of Non-GAAP Financial Measures

We use Adjusted EBITDA in conjunction with GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Thus, our Adjusted EBITDA should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted EBITDA to the related GAAP financial measures, revenue and net loss, respectively. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with their respective related GAAP financial measures.

The following table provides a reconciliation of net loss to Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019:

	Three Months ended	Three Months ended	Six Months ended	Six Months ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net loss	$(3,853,475)	$(2,048,689)	$(7,911,691)	$(3,746,287)
Adjusted to exclude the following:
Other income, net	(6,493)	(29,851)	(36,122)	(61,142)
Provision for income taxes	-	-	800	-
Depreciation and amortization	19,159	19,156	38,316	32,086
Stock-based compensation expense	2,051,141	629,367	2,466,312	910,548
Prior expenses settled in issuance of stocks	93,941	-	192,871	-
Adjusted EBITDA	$(1,695,727)	$(1,430,017)	$(5,249,514)	$(2,864,795)

HYRECAR INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$7,157,038	$10,657,140
Accounts receivable	59,249	84,680
Insurance deposit	749,454	—
Other current assets	223,563	379,425
Total current assets	8,189,304	11,121,245

Property and equipment, net	7,762	9,138
Intangible assets, net	116,967	153,905
Other assets	95,000	95,000
Total assets	$8,409,033	$11,379,288

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,311,633	$2,232,629
Accrued liabilities	794,074	903,912
Insurance reserve	1,359,318	1,332,892
Note payable - current portion	886,240	—
Deferred revenue	54,244	64,808
Related party advances	9,629	9,629
Total current liabilities	5,415,138	4,543,870

Note payable, net of current portion	1,112,935	—

Total liabilities	6,528,073	4,543,870

Commitments and contingencies (Note 3)

Stockholders’ equity:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, no shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	—	—
Common stock, 50,000,000 shares authorized, par value $0.00001, 17,692,201 and 16,393,171 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	176	164
Additional paid-in capital	38,815,056	35,857,835
Subscription receivable - related party	(7,447)	(7,447)
Accumulated deficit	(36,926,825)	(29,015,134)
Total stockholders’ equity	1,880,960	6,835,418
Total liabilities and stockholders’ equity	$8,409,033	$11,379,288

HYRECAR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended	Three Months ended	Six Months ended	Six Months ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

Revenues	$5,583,388	$3,801,092	$11,363,801	$7,311,817

Cost of revenues	3,045,726	2,110,193	6,651,027	4,125,241

Gross profit	2,537,662	1,690,899	4,712,774	3,186,576

Operating Expenses:
General and administrative	3,911,065	1,927,946	7,139,237	3,507,725
Sales and marketing	1,871,099	1,272,836	4,161,271	2,437,627
Research and development	615,466	568,657	1,359,279	1,048,653
Total operating expenses	6,397,630	3,769,439	12,659,787	6,994,005

Operating loss	(3,859,968)	(2,078,540)	(7,947,013)	(3,807,429)

Other (income) expense
Interest expense	11,310	1,051	11,329	1,861
Other income	(17,803)	(30,902)	(47,451)	(63,003)
Total other income	(6,493)	(29,851)	(36,122)	(61,142)

Loss before provision for income taxes	(3,853,475)	(2,048,689)	(7,910,891)	(3,746,287)

Provision for income taxes	—	—	800	—

Net loss	$(3,853,475)	$(2,048,689)	$(7,911,691)	$(3,746,287)

Weighted average shares outstanding - basic and diluted	17,181,496	12,206,213	16,803,232	12,030,437
Weighted average net loss per share - basic and diluted	$(0.22)	$(0.17)	$(0.47)	$(0.31)

View source version on businesswire.com: https://www.businesswire.com/news/home/20200813005775/en/

Scott Brogi

Chief Financial Officer

Scott@HyreCar.com

John Evans

Investor Relations

415-309-0230

J.Evans@HyreCar.com

Source: HyreCar Inc.

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